                                                                    EXHIBIT 12.1

Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)

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                                                                                    SIX MONTHS ENDING
                                                                                         JUNE 30
                                                                                   -------------------
                                                                                    2001         2002
                                                                                   ------       ------
FIXED CHARGES
      Interest expense, net                                                        $ 43.9       $ 75.6
      Interest income                                                                 1.5          1.0
                                                                                   ------       ------
      Interest expense, gross from continuing ops                                    45.4         76.6
      Capitalized interest                                                              -            -
      Interest expense from discontinued operations                                   0.0          0.0
                                                                                   ------       ------
      Total interest expense, gross (*)                                              45.4         76.6
                                                                                   ------       ------

      Interest portion of rental expense                                              5.2         14.5

      Pre-tax earnings required to cover preferred stock dividends
        and accretion                                                                 0.0         22.0
                                                                                   ------       ------
      FIXED CHARGES - C&A                                                          $ 50.6       $113.1
                                                                                   ======       ======



      Pre-tax income from continuing operations                                   $ (15.9)      $ 28.2
      (Income) loss from equity investees                                               -            -
                                                                                   ------       ------
      Total                                                                         (15.9)        28.2
                                                                                   ------       ------
ADD:
      Fixed charges                                                                  50.6        113.1
      Distributed income of equity investees                                            -            -

SUBTRACT:
(A)   Interest capitalized                                                            0.0          0.0

                                                                                   ------       ------
      TOTAL EARNINGS                                                               $ 34.7       $141.3
                                                                                   ======       ======

      RATIO OF EARNINGS TO FIXED CHARGES                                                          1.25

      Dollar value of deficiency                                                    (15.9)

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      (*) - Includes amortization of debt issuance costs